UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 15, 2016

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road, Braintree MA	02184
(Address of principal executive offices)	(Zip Code)
 Registrant’s telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Named Executive Officer

In connection with his departure, David Fusco, former Executive Vice President, Global Human Resources, of Haemonetics Corporation (“Haemonetics”) has entered into a separation agreement, dated as of November 15, 2016 (the “Separation Agreement”), which superseded the prior executive severance agreement, employment agreement and change-in-control agreement with Mr. Fusco.

Under the terms of the Separation Agreement, Mr. Fusco affirmed the obligations pursuant to the existing Proprietary Information and Non-Competition Agreement previously executed by Mr. Fusco pursuant to which there is a one-year post-employment noncompetition and nonsolicitation obligation, and the Separation Agreement also separately provides for a one-year post-employment noncompetition and nonsolicitation obligation. In addition, Mr. Fusco agreed to be bound to customary confidentiality, nondisparagement and release of claims provisions. In turn, Haemonetics agreed, subject to Mr. Fusco’s continued compliance with and nonrevocation of the Separation Agreement, to pay Mr. Fusco $185,850, equal to six months of his current annual base salary, in equal installments on Haemonetics’ regular payroll schedule, and to pay the company’s portion of the cost of the premium for medical and dental coverage under the company’s benefit plans during the six months ending April 30, 2017.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

The following Exhibit is attached to this report:
Exhibit No.	Description
10.1	Separation Agreement and General Release, dated as of November 15, 2016, by and between Haemonetics Corporation and David Fusco.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: November 17, 2016	By	/s/ Sandra Jesse
Sandra Jesse
Executive Vice President, Chief Legal Officer